Exhibit 99.1

PHH Corporation Announces Third Quarter Results

Announces Sale of Its GNMA MSR Portfolio and Exit from PLS Business

3Q16 Highlights:

•      Net loss attributable to PHH Corporation of $27 million or $0.50 per basic share, which includes $23 million of pre-tax expenses related to notable items, including $11 million related to an increase in reserves for legacy regulatory matters, and a $13 million pre-tax unfavorable market-related fair value adjustment to our mortgage servicing rights (MSRs), net of derivatives related to MSRs.

•      Entered into a definitive agreement to sell substantially all of the GNMA MSR portfolio and related servicing advances to Lakeview Loan Servicing, subject to GNMA approval and certain origination source consents, with total book value of $120 million.  Proceeds, excluding transaction and other costs, are currently expected to be $122 million(1).

•      Initiating the exit from the PLS business and intend to be substantially complete by the first quarter of 2018.  Estimate total pre-tax losses related to the exit from PLS, including operating losses, of $175 million to $205 million.

•      Intend to complete the final phase of the evaluation of strategic alternatives by the end of January 2017.

•      Ended 3Q16 with $1.0 billion of Cash and cash equivalents, $645 million of MSRs, approximately $1.3 billion of Total equity and Tangible book value per share of $22.84.

•      Mortgage applications and Total Closings totaled $12.4 billion and $10.0 billion, respectively, representing a 1% increase and 3% decrease from $12.2 billion and $10.3 billion in 3Q15, respectively.   Total loan margin increased 69 bps to 388 bps in 3Q16.

Mount Laurel, NJ - November 8, 2016 - PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended September 30, 2016.  For the quarter ended September 30, 2016, the Company reported Net loss attributable to PHH Corporation of $27 million or $0.50 per basic share.  For the quarter ended September 30, 2016, core loss (after-tax)* and core loss per share*, which exclude a $13 million pre-tax unfavorable market-related mortgage servicing rights (“MSR”) fair value adjustment, net of derivative losses related to MSRs, were $19 million and $0.35, respectively.

Glen A. Messina, President and CEO of PHH Corporation, said, “We have made substantial progress in our evaluation of strategic alternatives and have made two critical decisions.  First, we are pleased to announce that we have entered into a definitive agreement to sell substantially all our GNMA MSR portfolio and related servicing advances to Lakeview for a slight premium to book value before considering customary transaction and other expenses.  In addition, after exhaustive consideration of the available alternatives, we have decided to exit from the PLS origination business.  We are committed to achieving an orderly and well-managed exit in the quickest and most cost effective way possible while meeting our regulatory and contractual requirements.  We are continuing to evaluate possible additional sales of our remaining MSR portfolio and to evaluate the best course of action for our Real Estate and servicing platforms, which we expect to complete by the end of January 2017.”

Messina also commented, “Our financial performance reflects continued volume reduction from the previously announced Merrill Lynch insourcing decisions and lower revenue and higher expenses related to our owned servicing asset, offset by continued strong momentum in our portfolio recapture initiative and higher loan origination margins.  Our increase in legal reserves is a result of continued progress in resolving legacy regulatory matters, which has also led to a reduction in our reasonably possible losses in excess of reserves by $20 million.”

(1)             Final proceeds are dependent on the portfolio composition and market conditions at each sale date.

Summary Consolidated Results
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP Results
Net revenues	$197	$169	$550	$667
Loss before income taxes	(29)	(87)	(98)	(130)
Net loss attributable to PHH Corporation	(27)	(50)	(69)	(91)

Basic & diluted loss per share attributable to PHH Corporation	$(0.50)	$(0.84)	$(1.28)	$(1.68)
Weighted-average common shares outstanding — basic & diluted shares	53.578	59.831	53.616	54.078

Net increase (decrease) in Cash and cash equivalents	$(9)	$24	$90	$(277)

Non-GAAP Results*
Core loss (pre-tax)	$(22)	$(68)	$(72)	$(204)
Core loss (after-tax)	(19)	(36)	(47)	(129)

Core loss per share	$(0.35)	$(0.61)	$(0.88)	$(2.39)

Adjusted cash flow	$(9)	$26	$113	$(34)

Notable items in each respective period included the following:

	Three Months Ended September 30,
	2016		2015
	Pre-Tax	Post-Tax	Pre-Tax	Post-Tax
	$	Per Share	$	Per Share
Legal and regulatory reserves	$(11)	$(0.22)	$(44)	$(0.45)
Re-engineering and growth investments	(5)	(0.06)	(17)	(0.18)
Strategic review expenses	(7)	(0.08)	—	—
Market-related MSR fair value adjustment, net of related derivatives	(13)	(0.15)	(22)	(0.23)

In addition to the notable items presented above, our results for the three and nine months ended September 30, 2015 include $1 million and $14 million of expenses, respectively, associated with the sale and separation of our Fleet business, net of transition services revenue.

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, and adjusted cash flow are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, as required by Regulation G.

Mortgage Production

Segment Results

Mortgage Production segment profit in the third quarter of 2016 was $22 million, compared to a segment profit of $13 million in the second quarter of 2016 and a segment loss of $10 million in the third quarter of 2015.  The $9 million increase in segment profit for the third quarter of 2016 compared to the second quarter of 2016 was due to a $6 million increase in Net revenues and a $6 million decrease in Total expenses, partially offset by $3 million in higher net income attributable to non-controlling interest.  The improvement in Net revenues was due primarily to a $10 million increase in Gain on loans held for sale, net driven by a 10% increase in loans sold and a 45 basis point increase in average total loan margins, that was partially offset by a $4 million decrease in Origination and other loan fees primarily caused by a decline in Origination assistance fees from a 7% decrease in fee-based closing units.  The $6 million decrease in Total expenses was primarily driven from a $4 million decrease in Salaries and related expenses as a result of severance costs incurred in the second quarter of 2016.

The $32 million favorable change in segment results in the third quarter of 2016 compared to the third quarter of 2015 was primarily due to a $19 million increase in Net revenue and a $16 million decrease in Total expenses, partially offset by $3 million in higher net income attributable to non-controlling interest.  The increase in Net revenue was primarily driven from a 69 basis point increase in average total loan margins that was partially offset by a decline in volume. The exit from wholesale/correspondent lending during the second quarter of 2016 resulted in a lower cost to acquire loans, which had a positive impact on Gain on loans held for sale, net.  The decline in Total expenses was primarily driven by a $5 million decrease in Loan origination expenses from lower overall closing and application volumes in the third quarter of 2016, $4 million in reduced Occupancy and other office expenses due to one-time expenses for the consolidation of facilities in the third quarter of 2015 and $3 million in lower Professional and third-party service fees from reduced consulting expenses on compliance and re-engineering.

Statistics

Total third quarter of 2016 mortgage closings were $10.0 billion, down 3% from both the second quarter of 2016 and the third quarter of 2015.  The decrease in total closings compared to the second quarter of 2016 was primarily attributable to seasonal declines in our purchase volume.  The decrease in total closings compared to the third quarter of 2015 was driven by the exit from our wholesale/correspondent lending channel during the second quarter of 2016 and lower closing units from our private label channel that were offset by a significant increase in closings from our portfolio recapture efforts.

IRLCs expected to close of $1.2 billion in the third quarter of 2016 decreased by 9% as compared to the second quarter of 2016 but decreased by 31% from the third quarter of 2015.  Total loan margin on IRLCs expected to close for the third quarter of 2016 was 388 bps, a 45 bps increase from the second quarter of 2016 and a 69 bps increase from the third quarter of 2015.  The increase in margins is consistent with the decline in interest rates experienced beginning in June through the third quarter of 2016 as loan margins tend to widen in periods of declining interest rates as industry participants attempt to balance origination volume with operational capacity.

As announced above, as an outcome of our strategic review process we plan to exit our PLS business, which represented 78% of our total closing volume (based on dollars) for the nine months ended September 30, 2016.   In addition, in the third quarter of 2016, Merrill Lynch Home Loans, a division of Bank of America, National Association exercised its right to terminate their private label services agreement, effective as of March 31, 2017.  At this time, we believe we will be in a position to substantially exit the PLS business by the first quarter of 2018, subject to certain transition support requirements.

Mortgage Servicing

Segment Results

Mortgage Servicing segment loss in the third quarter of 2016 was $52 million, compared to a segment loss of $33 million in the second quarter of 2016 and a segment loss of $77 million in the third quarter of 2015.  The $19 million decline in segment results for the third quarter of 2016 compared to the second quarter of 2016 was due to a $5 million decrease in Net revenues and a $14 million increase in Total expenses.  The decrease in Total revenues was due primarily to higher prepayments of MSRs from a 15% increase in payoffs in our capitalized portfolio and lower loan servicing income.  The increase in Total expenses was primarily due to the $11 million provision for legal and regulatory matters recorded during the third quarter of 2016 and $2 million in higher Repurchase and foreclosure-related charges.

The $25 million favorable change in segment results in the third quarter of 2016 compared to the third quarter of 2015 represents a $9 million increase in Net revenues and a $16 million decrease in Total expenses.  Net revenues increased compared to the prior year quarter primarily driven by favorable changes in the fair value of our MSRs, net of related derivatives of $15 million that was partially offset by a $5 million decline in loan servicing income from the decline in our average capitalized loan servicing portfolio.  Total expenses for the third quarter of 2016 declined compared to the third quarter of 2015 primarily from $33 million of lower provisions for legal and regulatory matters that was partially offset by an $8 million increase in Repurchase and foreclosure-related charges, a $4 million increase in Professional and third-party service fees and a $3 million increase in Salaries and related expenses.

Statistics

At September 30, 2016, the unpaid principal balance (“UPB”) of our capitalized servicing portfolio was $88.6 billion, down 10% from December 31, 2015, and 13% from September 30, 2015.  Our capitalized servicing portfolio continues to decline due to a low interest rate environment leading to high prepayment activity that has exceeded the additions from our new loan production.  In 2016, we have reduced sales under our MSR flow sale arrangements; during the nine months ended September 30, 2016, sales were $742 million, or 17% of our additions compared to $3.1 billion, or 43% of our additions during the prior year (based on UPB).

At September 30, 2016, the UPB of our total loan servicing portfolio was $227.9 billion, which has marginally improved from both December 31, 2015 and September 30, 2015.  Activity in our total loan servicing portfolio since the end of 2015 includes an increase in our subservicing UPB driven by the addition of a subservicing portfolio of approximately 35,000 loans during the first quarter of 2016 that was partially offset by declines in our capitalized servicing portfolio.  However, as we have previously announced, by December 31, 2016, we are expecting our subservicing units to decline by approximately 222,000, or 47% of September 30, 2016 balances, when certain subservicing associated with HSBC and Merrill Lynch transfers from our portfolio.

Mortgage Servicing Rights

At September 30, 2016, the book value of our MSR was $645 million, representing a 73 bps capitalized servicing rate.  The MSR book value and capitalized servicing rate at December 31, 2015 were $880 million and 89 bps and at September 30, 2015 were $927 million, and 91 bps, respectively.  During the third quarter of 2016, there was a $37 million decrease in the asset value related to prepayments and the receipt of recurring cash flows, a $9 million decrease from market-related fair value adjustments, and a $3 million decrease from MSR sales that was partially offset by $15 million in MSR book value added from loan sales.

As announced above, in November 2016, we entered into an agreement to sell substantially all of our Ginnie Mae MSR portfolio and related advances to Lakeview Loan Servicing.  As of September 30, 2016, the underlying loans in our Ginnie Mae MSR portfolio totaled $14.8 billion.  Additionally, as of September 30, 2016, the fair value of our Ginnie Mae MSR was $104 million, representing a 70 bps capitalized servicing rate, and the related Servicing advance receivables were $16 million.  The MSR sale agreement with Lakeview Loan Servicing is subject to Ginnie Mae approval as well as approvals of certain origination sources of the loans.  Approximately 70% of our Ginnie Mae MSR underlying this sale agreement is able to be sold without the consent of any origination source.

Based on the portfolio composition as of September 30, 2016, current market conditions, and assuming the receipt of all required approvals, the expected proceeds from this sale are $122 million, excluding transaction and other related costs.  The final proceeds received from this transaction are dependent on the portfolio composition and market conditions at each respective sale date and the aggregate amount of origination source consents received. Upon sale, the subservicing responsibilities with respect to the related mortgage loans will transfer to a successor subservicer appointed by Lakeview.

Legal and Regulatory Matters

Our significant outstanding legal and regulatory matters at the end of the third quarter include matters with the Bureau of Consumer Financial Protection (the “CFPB”), a multistate coalition of certain mortgage banking regulators, the New York Department of Financial Services (the “NYDFS”), and the Office of the Inspector General of the U.S. Department of Housing and Urban Development.  For the third quarter of 2016, we recorded an $11 million provision for all of our outstanding legal and regulatory matters based on recent developments and our current expectations.

In October 2016, the D.C. Circuit Court of Appeals overturned the Director of the CFPB’s $109 million final order related to our former mortgage reinsurance activities, and remanded the case to the CFPB to determine our compliance with certain provisions of RESPA specific to whether any mortgage insurers paid more than reasonable market value to our reinsurance business.  There was no significant impact to our results from this decision, as our recorded reserve for this matter was not material and had been substantially less than the Director’s final order.

In the second quarter of 2016, the NYDFS proposed terms for a consent order to close out pending examination report findings, including New York findings stemming from the MMC examination.  We have reached an agreement in principle with the NYDFS on the terms of the consent order; however, the final consent order has not been executed by the NYDFS.  Although there can be no assurances, we expect final resolution to be imminent and believe in any event that it will happen in the fourth quarter of 2016.  At this time, we believe that any final consent order will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.  As of September 30, 2016, we included an estimate of probable losses from this consent order in connection with the NYDFS matter in the recorded liability.

With respect to the MMC and FHA matters, we remain highly engaged and expect that resolution of these matters will extend to at least year end.  We are acting with a sense of urgency to resolve these matters in order to provide certainty to our investors while attempting to preserve shareholder value.

Liquidity and Capital Update

Liquidity at September 30, 2016 included $935 million in unrestricted Cash and cash equivalents, excluding cash held in variable interest entities.  As of September 30, 2016, we had $615 million total principal of unsecured debt outstanding with our next maturity date in September 2019.

We have authorizations from our Board of Directors to repurchase up to an additional $150 million of common shares through December 31, 2016 under an open market repurchase program.  As we currently intend to complete the final phase of our strategic review in January 2017, we do not expect to complete any further repurchases under this authorization.  However, at that time, we expect to provide guidance with respect the amount and timing of any future shareholder distributions.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, November 9, 2016, to discuss its third quarter 2016 results.  All interested parties are welcome to participate.  An investor presentation with an appendix of supplemental schedules will accompany the conference call and be available by visiting the Investor Relations page of PHH’s website at www.phh.com on Wednesday, November 9, 2016, prior to the start of the conference call.

You can access the conference call by dialing (800) 401-3551 or (913) 312-0862 and using the conference ID 1975761 approximately 10 minutes prior to the call.  The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com under webcasts and presentations.

A replay will be available beginning shortly after the end of the call through November 24, 2016, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 1975761, or by visiting the Investor Relations page of PHH’s website at www.phh.com.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage.  Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States.  PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com/invest.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally.  Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information

Investors	Media
Hugo Arias	Dico Akseraylian
hugo.arias@phh.com	dico.akseraylian@phh.com
856-917-0108	856-917-0066

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES
Origination and other loan fees	$75	$75	$215	$220
Gain on loans held for sale, net	87	69	212	237
Net loan servicing income:
Loan servicing income	89	94	271	298
Change in fair value of mortgage servicing rights	(46)	(115)	(272)	(123)
Net derivative (loss) gain related to mortgage servicing rights	(4)	50	139	54
Net loan servicing income	39	29	138	229
Net interest expense:
Interest income	11	13	32	35
Secured interest expense	(8)	(9)	(24)	(27)
Unsecured interest expense	(10)	(11)	(31)	(44)
Net interest expense	(7)	(7)	(23)	(36)
Other income	3	3	8	17
Net revenues	197	169	550	667

EXPENSES
Salaries and related expenses	86	79	268	251
Commissions	19	19	49	65
Loan origination expenses	18	23	52	72
Foreclosure and repossession expenses	10	11	26	41
Professional and third-party service fees	35	39	111	126
Technology equipment and software expenses	10	9	30	28
Occupancy and other office expenses	11	15	35	39
Depreciation and amortization	4	4	13	13
Other operating expenses	33	57	64	162
Total expenses	226	256	648	797
Loss before income taxes	(29)	(87)	(98)	(130)
Income tax benefit	(8)	(40)	(38)	(50)
Net loss	(21)	(47)	(60)	(80)
Less: net income attributable to noncontrolling interest	6	3	9	11
Net loss attributable to PHH Corporation	$(27)	$(50)	$(69)	$(91)

Basic and Diluted loss per share attributable to PHH Corporation	$(0.50)	$(0.84)	$(1.28)	$(1.68)

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$996	$906
Restricted cash	50	47
Mortgage loans held for sale	761	743
Accounts receivable, net	89	81
Servicing advances, net	668	691
Mortgage servicing rights	645	880
Property and equipment, net	50	47
Other assets	187	247
Total assets	$3,446	$3,642

LIABILITIES
Accounts payable and accrued expenses	$200	$251
Subservicing advance liabilities	318	314
Debt	1,332	1,348
Deferred taxes	117	182
Loan repurchase and indemnification liability	65	62
Other liabilities	154	137
Total liabilities	2,186	2,294
Commitments and contingencies

Total PHH Corporation stockholders’ equity	1,224	1,318
Noncontrolling interest	36	30
Total equity	1,260	1,348
Total liabilities and equity	$3,446	$3,642

Segment Results
(In millions)	Third Quarter 2016				Third Quarter 2015

	Mortgage Production	Mortgage Servicing	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$75	$—	$—	$75	$75
Gain on loans held for sale, net	87	—	—	87	69
Loan servicing income	—	89	—	89	94
MSR fair value adjustments:
Prepayments and receipts of recurring cash flows	—	(37)	—	(37)	(43)
Market-related	—	(9)	—	(9)	(72)
Net derivative (loss) gain related to MSRs	—	(4)	—	(4)	50
Net interest expense:
Interest income	8	3	—	11	13
Secured interest expense	(5)	(3)	—	(8)	(9)
Unsecured interest expense	—	(10)	—	(10)	(11)
Other income	3	—	—	3	3
Net revenues	168	29	—	197	169

Salaries and related expenses	53	17	16	86	79
Commissions	19	—	—	19	19
Loan origination expenses	18	—	—	18	23
Foreclosure and repossession expenses	—	10	—	10	11
Professional and third-party service fees	6	9	20	35	39
Technology equipment and software expenses	1	4	5	10	9
Occupancy and other office expenses	6	4	1	11	15
Depreciation and amortization	2	—	2	4	4
Other operating expenses:
Repurchase and foreclosure-related charges	—	7	—	7	(1)
Legal and regulatory reserves	—	11	—	11	44
Overhead Allocation - IT	16	7	(23)	—	—
Overhead Allocation - Other	12	6	(18)	—	—
Other	7	6	2	15	14
Total expenses	140	81	5	226	256
Income (loss) before income taxes	28	(52)	(5)	$(29)	$(87)
Less: net income attributable to noncontrolling interest	6	—	—
Segment profit (loss)	$22	$(52)	$(5)

Segment Results
(In millions)	Nine Months Ended September 30, 2016				Nine Months Ended September 30, 2015

	Mortgage Production	Mortgage Servicing	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$215	$—	$—	$215	$220
Gain on loans held for sale, net	212	—	—	212	237
Loan servicing income	—	271	—	271	298
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(98)	—	(98)	(132)
Market-related	—	(174)	—	(174)	9
Net derivative gain related to MSRs	—	139	—	139	54
Net interest expense:
Interest income	24	8	—	32	35
Secured interest expense	(16)	(8)	—	(24)	(27)
Unsecured interest expense	—	(31)	—	(31)	(44)
Other income	8	—	—	8	17
Net revenues	443	107	—	550	667

Salaries and related expenses	167	54	47	268	251
Commissions	49	—	—	49	65
Loan origination expenses	52	—	—	52	72
Foreclosure and repossession expenses	—	26	—	26	41
Professional and third-party service fees	17	27	67	111	126
Technology equipment and software expenses	3	12	15	30	28
Occupancy and other office expenses	20	13	2	35	39
Depreciation and amortization	7	2	4	13	13
Other operating expenses:
Repurchase and foreclosure-related charges	—	10	—	10	5
Loss on early debt retirement	—	—	—	—	30
Legal and regulatory reserves	—	16	—	16	78
Overhead Allocation - IT	53	23	(76)	—	—
Overhead Allocation - Other	39	17	(56)	—	—
Other	18	13	7	38	49
Total expenses	425	213	10	648	797
Income (loss) before income taxes	18	(106)	(10)	$(98)	$(130)
Less: net income attributable to noncontrolling interest	9	—	—
Segment profit (loss)	$9	$(106)	$(10)

Mortgage Production Segment
($ In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Closings:
Saleable to investors	$2,759	$3,477	(21)%	$7,594	$10,700	(29)%
Fee-based	7,258	6,860	6%	20,750	21,062	(1)%
Total	$10,017	$10,337	(3)%	$28,344	$31,762	(11)%

Purchase	$4,421	$5,920	(25)%	$12,748	$15,843	(20)%
Refinance	5,596	4,417	27%	15,596	15,919	(2)%
Total	$10,017	$10,337	(3)%	$28,344	$31,762	(11)%

Retail - PLS	$7,853	$7,600	3%	$22,161	$23,536	(6)%
Retail - Real Estate	2,137	2,296	(7)%	5,598	7,118	(21)%
Total retail	9,990	9,896	1%	27,759	30,654	(9)%
Wholesale/correspondent	27	441	(94)%	585	1,108	(47)%
Total	$10,017	$10,337	(3)%	$28,344	$31,762	(11)%

Retail - PLS (units)	13,590	14,956	(9)%	38,718	45,239	(14)%
Retail - Real Estate (units)	7,379	8,485	(13)%	19,928	26,269	(24)%
Total retail (units)	20,969	23,441	(11)%	58,646	71,508	(18)%
Wholesale/correspondent (units)	107	1,942	(94)%	2,298	4,881	(53)%
Total (units)	21,076	25,383	(17)%	60,944	76,389	(20)%

Applications:
Saleable to investors	$4,136	$4,169	(1)%	$11,580	$14,982	(23)%
Fee-based	8,217	8,058	2%	25,720	26,440	(3)%
Total	$12,353	$12,227	1%	$37,300	$41,422	(10)%

Retail - PLS	$9,743	$9,266	5%	$29,193	$30,690	(5)%
Retail - Real Estate	2,610	2,433	7%	7,416	8,999	(18)%
Total retail	12,353	11,699	6%	36,609	39,689	(8)%
Wholesale/correspondent	—	528	(100)%	691	1,733	(60)%
Total	$12,353	$12,227	1%	$37,300	$41,422	(10)%

Retail - PLS (units)	18,234	19,074	(4)%	53,011	60,856	(13)%
Retail - Real Estate (units)	8,879	9,215	(4)%	26,052	33,271	(22)%
Total retail (units)	27,113	28,289	(4)%	79,063	94,127	(16)%
Wholesale/correspondent (units)	—	2,373	(100)%	2,649	7,547	(65)%
Total (units)	27,113	30,662	(12)%	81,712	101,674	(20)%

Other:
IRLCs expected to close	$1,199	$1,732	(31)%	$3,685	$6,025	(39)%
Total loan margin on IRLCs (in basis points)	388	319	22%	342	310	10%
Loans sold	$2,954	$4,234	(30)%	$7,804	$11,002	(29)%

Mortgage Production Segment (continued)
(in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Segment Results:
Origination and other loan fees	$75	$75	— %	$215	$220	(2)%
Gain on loans held for sale, net	87	69	26%	212	237	(11)%
Net interest income (expense):
Interest income	8	12	(33)%	24	32	(25)%
Secured interest expense	(5)	(7)	(29)%	(16)	(19)	(16)%
Unsecured interest expense	—	(3)	(100)%	—	(18)	(100)%
Net interest income (expense)	3	2	50%	8	(5)	n/m
Other income	3	3	— %	8	8	— %
Net revenues	168	149	13%	443	460	(4)%

Salaries and related expenses	53	52	2%	167	164	2%
Commissions	19	19	— %	49	65	(25)%
Loan origination expenses	18	23	(22)%	52	72	(28)%
Professional and third-party service fees	6	9	(33)%	17	25	(32)%
Technology equipment and software expenses	1	1	— %	3	3	— %
Occupancy and other office expenses	6	10	(40)%	20	24	(17)%
Depreciation and amortization	2	3	(33)%	7	9	(22)%
Other operating expenses	35	39	(10)%	110	113	(3)%
Total expenses	140	156	(10)%	425	475	(11)%
Income (loss) before income taxes	28	(7)	n/m	18	(15)	n/m
Less: net income attributable to noncontrolling interest	6	3	100%	9	11	(18)%
Segment profit (loss)	$22	$(10)	n/m	$9	$(26)	n/m

________________

n/m  — Not Meaningful

 Mortgage Servicing Segment

 ($ in millions)

	September 30,
	2016	2015	Change
Total Loan Servicing Portfolio:
Unpaid Principal Balance	$227,883	$226,949	— %

Number of loans in owned portfolio (units)	588,700	658,051	(11)%
Number of subserviced loans (units)	475,877	449,209	6%
Total number of loans serviced (units)	1,064,577	1,107,260	(4)%

Capitalized Servicing Portfolio:
Unpaid Principal Balance	$88,622	$101,838	(13)%
Capitalized servicing rate	0.73%	0.91%	(20)%
Capitalized servicing multiple	2.6	3.2	(19)%
Weighted-average servicing fee (in basis points)	28	29	(3)%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Total Loan Servicing Portfolio:
Average Portfolio UPB	$229,969	$226,051	2%	$230,479	$225,501	2%

Capitalized Servicing Portfolio:
Average Portfolio UPB	$90,655	$103,207	(12)%	$94,213	$106,953	(12)%
Payoffs and principal curtailments	5,335	4,888	9%	14,102	14,854	(5)%
Sales	246	742	(67)%	742	3,080	(76)%

	September 30, 2016		December 31, 2015
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Delinquency - Total Servicing Portfolio(1)
30 days	2.13%	1.47%	2.22%	1.55%
60 days	0.42	0.28	0.44	0.30
90 or more days	0.67	0.49	0.82	0.62
Total	3.22%	2.24%	3.48%	2.47%

Foreclosure/real estate owned(2)	1.62%	1.35%	1.74%	1.51%

_______________

(1)              Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)              As of September 30, 2016 and December 31, 2015, the total servicing portfolio included 13,710 and 15,487 of loans in foreclosure with an unpaid principal balance of $2.7 billion and $3.0 billion, respectively.

 Mortgage Servicing Segment  (continued)

 ($ in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Segment Results:
Net loan servicing income	$39	$29	34%	$138	$229	(40)%
Net interest expense	(10)	(9)	11%	(31)	(31)	— %
Other income	—	—	n/m	—	3	(100)%
Net revenues	29	20	45%	107	201	(47)%

Salaries and related expenses	17	14	21%	54	44	23%
Foreclosure and repossession expenses	10	11	(9)%	26	41	(37)%
Professional and third-party service fees	9	5	80%	27	19	42%
Technology equipment and software expenses	4	4	— %	12	12	— %
Occupancy and other office expenses	4	5	(20)%	13	13	— %
Depreciation and amortization	—	—	n/m	2	1	100%
Other operating expenses	37	58	(36)%	79	137	(42)%
Total expenses	81	97	(16)%	213	267	(20)%
Segment loss	$(52)	$(77)	(32)%	$(106)	$(66)	61%

______________

n/m  — Not Meaningful

Debt and Borrowing Arrangements
(in millions)

	September 30, 2016			December 31, 2015
	Balance	Interest Rate(1)	Available Capacity(2)	Balance

Committed warehouse facilities	$628	2.7%	$622	$632
Uncommitted warehouse facilities	—	—	2,800	—
Servicing advance facility	97	2.5%	58	111

Term notes due in 2019(3)	272	7.375%	n/a	271
Term notes due in 2021(3)	335	6.375%	n/a	334
Unsecured debt	607			605
Total	$1,332			$1,348

(1)              Interest rate shown represents the stated interest rate of outstanding borrowings, which may differ from the effective rate due to the amortization of premiums, discounts and issuance costs.  Warehouse facilities and the servicing advance facility are variable-rate.  Rate shown for warehouse facilities represents the weighted-average rate of current outstanding borrowings.

(2)              Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements, including asset-eligibility requirements.

(3)              Deferred issuance costs were reclassified from prior presentation in Other assets to a reduction in Unsecured debt.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, and adjusted cash flow, are financial measures that are not in accordance with GAAP.  See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

These Non-GAAP measures are used in managing certain aspects of the Company’s business.  For example, management’s reviews of results incorporate Non-GAAP measures and certain of the Company’s debt agreements contain covenants calculated using a measure similar to the calculations of the Non-GAAP measures.  The Company has also designed certain management incentives based upon the achievement of targets related to Non-GAAP measures. The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights.

The Company believes these Non-GAAP measures provide useful information to investors that is supplementary to our results in accordance with GAAP; however, there are inherent limitations to these measures and they should not be viewed as a substitute for our results in accordance with GAAP as measurements of the Company’s financial performance.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (after-tax) and core earnings or loss per share involves differences from Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance or repurchase of equity or the issuance or repayment of unsecured or other debt by PHH Corporation.

The Company believes that Adjusted cash flow is a useful measure for investors because the measure may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.  Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position and can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

NON-GAAP RECONCILIATIONS
(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

CORE EARNINGS - Regulation G Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Loss before income taxes - as reported	$(29)	$(87)	$(98)	$(130)
Less: net income attributable to noncontrolling interest	6	3	9	11
Segment loss	(35)	(90)	(107)	(141)
Market-related fair value adjustments (1)	9	72	174	(9)
Net derivative (gain) loss related to MSRs	4	(50)	(139)	(54)
Core loss (pre-tax)	$(22)	$(68)	$(72)	$(204)

Net loss attributable to PHH Corporation - as reported	$(27)	$(50)	$(69)	$(91)
Market-related fair value adjustments (1)	9	72	174	(9)
Net derivative (gain) loss related to MSRs	4	(50)	(139)	(54)
	(14)	(28)	(34)	(154)
Income tax expense (benefit) on Core adjustments (2)	5	8	13	(25)
Core loss (after-tax)	$(19)	$(36)	$(47)	$(129)

Core loss (after-tax) per share (3)	$(0.35)	$(0.61)	$(0.88)	$(2.39)

CORE EARNINGS BY SEGMENT - Regulation G Reconciliation

	Mortgage Production	Mortgage Servicing	Other	Mortgage Production	Mortgage Servicing	Other

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
Segment profit (loss)	$22	$(52)	$(5)	$9	$(106)	$(10)
Market-related fair value adjustments(1)	—	9	—	—	174	—
Net derivative gain related to MSRs	—	4	—	—	(139)	—
Core earnings (loss) (pre-tax)	$22	$(39)	$(5)	$9	$(71)	$(10)

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
Segment (loss)	$(10)	$(77)	$(3)	$(26)	$(66)	$(49)
Market-related fair value adjustments(1)	—	72	—	—	(9)	—
Net derivative loss (gain) related to MSRs	—	(50)	—	—	(54)	—
Core loss (pre-tax)	$(10)	$(55)	$(3)	$(26)	$(129)	$(49)

_____________

(1)     Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)       Represents the total estimated tax impact of Core adjustment amounts, utilizing an incremental effective tax rate of 39%.

(3)     Basic weighted-average shares outstanding of 53.578 million and 59.831 million for the three months ended September 30, 2016 and 2015, respectively, and 53.616 million and 54.078 million for the nine months ended September 30, 2016 and 2015, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS - (continued)

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

ADJUSTED CASH FLOW - Regulation G Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net increase (decrease) in Cash and cash equivalents - as reported	$(9)	$24	$90	$(277)
Adjustments:
Decrease in unsecured borrowings	—	2	—	245
Repurchase of Common stock	—	—	23	—
Issuances of Common stock	—	—	—	(2)
Adjusted Cash Flow	$(9)	$26	$113	$(34)